CALIFORNIA ENERGY COMPANY, INC.

                           10831 Old Mill Road
                             Omaha, NE 68154

                              March 25, 1994

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of California Energy Company, Inc. ("Company") to be held at the Red Lion Hotel, 1616 Dodge Street, Omaha, Nebraska on May 12, 1994 at 10:00 A.M., local time.

      The following matters will be considered and acted upon at the Annual
Meeting: (i) election to the Board of Directors of the Company of three Class II Directors; (ii) ratification of the appointment by the Board of Directors of Deloitte & Touche as auditors of the Company for the 1994 fiscal year;
(iii) adoption and ratification of the 1994 Employee Stock Purchase Plan which provides for an aggregate of 750,000 shares to be purchased by employees, limited to a maximum of 500 shares per employee per six-month purchase period under the plan; (iv) approval and ratification of an amendment to the Company's Amended and Restated 1986 Stock Option Plan to increase the aggregate number of options that may be available for grant to employees under the plan by 1,586,000; and (v) transaction of such other business as may properly come before the meeting.

      Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. We encourage you to review the attached material carefully and to sign, date and return the enclosed proxy card in the enclosed postage paid envelope. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                          Sincerely,

                                          /s/ Richard R. Jaros

                                          Richard R.  Jaros
                                          Chairman of the Board




                     CALIFORNIA ENERGY COMPANY, INC.

                 Notice of Annual Meeting of Stockholders

                        To Be Held on May 12, 1994


To The Stockholders of California Energy Company, Inc.:

      Notice is hereby given that the Annual Meeting of Stockholders of California Energy Company, Inc. ("Company") will be held at the Red Lion Hotel, 1616 Dodge Street, Omaha, Nebraska on May 12, 1994 at 10:00 A.M.local time for the following purposes:

            1. To elect to the Board of Directors of the Company three Class II Directors (with terms expiring at the 1997 annual meeting);

            2. To ratify the appointment by the Board of Directors of Deloitte & Touche as auditors of the Company for fiscal year 1994;

            3. To adopt and ratify the 1994 Employee Stock Purchase Plan which provides for an aggregate of 750,000 shares to be purchased by employees, limited to a minimum of 500 shares per employee per six-month purchase period;

            4. To approve and ratify the amendment to the Company's Amended and Restated 1986 Stock Option Plan to increase the aggregate number of options that may be available for grant to employees under the Plan by 1,586,000 shares; and

            5. To act upon such other matters as may properly come before the meeting.

      All Stockholders of record at the close of business on March 21, 1994 are entitled to vote at the Annual Meeting.

      To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage paid envelope. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the meeting, you may vote your shares in person.

      Please date your proxy card and sign it exactly as your name appears on the proxy card.

                                    By Order of the Board of Directors

                                    /s/ Richard R. Jaros

March 25, 1994
                                    Richard R.  Jaros
                                    Chairman of the Board


                     CALIFORNIA ENERGY COMPANY, INC.

                           10831 Old Mill Road
                             Omaha, NE 68154



                             Proxy Statement
                              March 25, 1994



                      ANNUAL MEETING OF STOCKHOLDERS
                               May 12, 1994



                         SOLICITATION AND VOTING

      This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of California Energy Company, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held on May 12, 1994, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about March 31, 1994.

      The voting stock of the Company (the "Voting Stock") consists of the Common Stock of the Company, $0.0675 par value (the "Common Stock"), and the Series C Redeemable Convertible Exchangeable Preferred Stock of the Company (the "Series C Preferred Stock"). Holders of the Common Stock and the holder of the Series C Preferred Stock will vote together as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Annual Meeting. Each share of Series C Preferred Stock will be entitled to vote on an "as converted" basis on all matters presented at the Annual Meeting.

      The close of business on March 21, 1994 is the record date (the "Record Date") for determining holders of the outstanding Voting Stock (the "Stockholders") entitled to vote at the Annual Meeting. On the Record Date, 34,382,978 shares of Common Stock and 1,199 shares of Series C Preferred Stock, entitled to 3,262,479 votes, were outstanding.

      The approval of a plurality of the Voting Stock present in person or by proxy at the Annual Meeting is required for the election of nominees as Directors of the Company. The approval of a majority of the Voting Stock present in person or by proxy at the Annual Meeting is required for approval of Proposal 2 (ratification of selection of Independent Auditors), Proposal
3 (ratification of 1994 Employee Stock Purchase Plan) and Proposal 4 (amendment to the Amended and Restated 1986 Stock Option Plan). A quorum equal to a majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect Directors and consider Proposals 2, 3 and 4.

      All shares of Voting Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR the approval of Proposals 2, 3 and 4, and in accordance with the proxy-holders best judgment as to any other matters raised at the Annual Meeting. Abstentions and broker non-votes will not be counted as shares present with respect to the proposals with respect to which they are not voted. The proxy is revocable and any Stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering to the Secretary of the Company a later dated proxy or by voting in person at the Annual Meeting.


      Expenses in connection with this solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of these proxy materials to the beneficial owners of shares which such persons hold of record. The Company has engaged D. F.
King & Co., Inc. to solicit proxies for the Annual Meeting for a fee of $6,500, plus reimbursement of reasonable expenses. In addition, solicitation of proxies may be made through the mail, in person and by facsimile and telephone by certain directors, officers and regular employees of the Company.


                                PROPOSAL 1

                          ELECTION OF DIRECTORS

      The Board currently consists of fourteen members divided into three classes serving staggered three-year terms. The Board has unanimously nominated Edgar D. Aronson, Ben Holt and Richard R. Jaros for election at the Annual Meeting as Class II directors, with terms expiring at the 1997 annual meeting of Stockholders. The terms of the current Class II Directors, Mr. Aronson, Mr. Brush, Mr. Holt, Mr. Jaros and Admiral Murphy expire at the Annual Meeting. Mr. Brush and Adm. Murphy will be retiring as directors of the Company at the end of their term and accordingly will not be seeking re-election at the Annual Meeting. However, the Board unanimously voted to appoint Mr. Brush and Adm. Murphy to the status of non-voting Directors Emeritus for a period of one year after the Annual Meeting. Following the Annual Meeting, the Board intends to vote to reduce the size of the Board to twelve members to reflect the retirement of Mr. Brush and Adm. Murphy.

      Mr. Aronson, Mr. Holt and Mr. Jaros have consented to serve if elected. If a nominee becomes unable to serve if elected, proxies will be voted for such other person, if any, as the Board may nominate, or the Board may be reduced in size accordingly. The Board knows of no reason why any nominee will be unable to serve if elected.

      The approval of a plurality of the Voting Stock present in person or by proxy at the Annual Meeting is required for election of the nominees as directors. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect directors. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for directors.

      The Board of Directors unanimously recommends a vote FOR the above-named nominees.

                            BOARD OF DIRECTORS

      In addition to the above-named current Class II Directors, the Board includes the following nine persons, each for a term expiring at the annual meeting in the year indicated:


                                              Class           Year of
                                                             Expiration
                                                              of Term

Judith E. Ayres                              Class I          1996
Richard K. Davidson                          Class I          1996
Herbert L. Oakes, Jr                         Class I          1996
David L. Sokol                               Class I          1996
David E. Wit                                 Class I          1996
James Q. Crowe                               Class III        1995
Everett B. Laybourne                         Class III        1995
Walter Scott, Jr                             Class III        1995
Barton W. Shackelford                        Class III        1995

     During 1993, the Board met four times and took action by unanimous written consent once.

     The Board has an Audit Committee, a Compensation Committee, an Environmental Committee, an Executive Committee, a Nominating Committee, and a Stock Option Committee.

Audit Committee

      The Audit Committee (Messrs. Aronson, Brush, Shackelford and Wit) is empowered to recommend to the Board independent public accounting firms for selection as auditors of the Company; to make recommendations to the Board on auditing matters; to examine and make recommendations concerning the scope of audits; and to review the terms of transactions between the Company and related entities. The Audit Committee met four times during 1993.

Compensation Committee

      The Compensation Committee (Messrs. Brush, Crowe, Laybourne, Shackelford and Wit) is authorized to make recommendations to the Board with respect to executive salaries and bonuses and directors' compensation. The Compensation Committee met once during 1993.

      Compensation Committee Interlocks and Insider Participation

      Mr. Brush served as President, Vice Chairman and Chief Operating Officer of the Company during portions of January and February 1991. Mr. Crowe is the Chairman and Chief Executive Officer of MFS Communications Company, Inc. Mr. Crowe serves on the Board of the Company as a nominee of Kiewit Energy Company ("Kiewit Energy") under an agreement entered into in connection with Kiewit Energy's investment in the Company in early 1991. Mr. Crowe also owns Peter Kiewit Sons' Inc. ("Kiewit") stock. Kiewit Energy is a wholly owned subsidiary of Kiewit. See "Certain Transactions and Relationships - Transactions with Kiewit and its Affiliates." Mr. Laybourne was of counsel to the Los Angeles office of the law firm Baker & McKenzie until August 1993. The Company paid Baker & McKenzie a total of approximately $615,000 in legal fees in 1993. The Company believes that the fees of Baker
& McKenzie are comparable to fees that would be payable for similar work performed by unaffiliated third parties. Messrs. Shackelford and Wit have not been employees of the Company or otherwise participated in activities constituting compensation committee interlocks or insider participation requiring disclosure under this caption.

Environmental Committee

      The Environmental Committee (Mr. Aronson, Ms. Ayres, Mr. Brush, Mr. Jaros, and Adm. Murphy) addresses issues and provides advice concerning environmental regulations and compliance. The Environmental Committee met three times during 1993.

Executive Committee

      The Executive Committee (Messrs. Davidson, Jaros, Scott, Shackelford and Sokol) was established to act for the Board in between regularly scheduled Board meetings. The Executive Committee met once during 1993.

Nominating Committee

      The Nominating Committee (Ms. Ayres and Messrs. Brush, Jaros, Oakes and Sokol) was established to provide the Board with advice regarding potential nominees to the Board. The Nominating Committee did not meet during 1993. The Nominating Committee will consider qualified nominees recommended by holders in the aggregate of 5% or more of the Voting Stock. The Nominating Committee is under no obligation, however, to nominate any person so recommended. Holders may make such a recommendation in writing to the Nominating Committee, in care of the Secretary of the Company. The Nominating Committee is not presently considering any nominations to the Board.

Stock Option Committee

      The Stock Option Committee (Messrs. Laybourne and Shackelford) was established to provide disinterested administration of the Company's Amended and Restated 1986 Stock Option Plan ("Employee Option Plan") pursuant to the requirements of the SEC's Rule 16b-3. The Stock Option Committee acted by written consent four times during 1993.

      INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS, DIRECTORS CONTINUING IN OFFICE AND DIRECTORS RETIRING AT THE ANNUAL MEETING:

      Edgar D. Aronson, 59. Mr. Aronson has been a director of the Company since April 1983. Mr. Aronson founded EDACO Inc., a private venture capital company, in 1981; and has been President of EDACO since that time. Prior to that, Mr. Aronson was Chairman, Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc from 1973 to 1979.

      Judith E. Ayres, 49. Ms. Ayres has been a director of the Company since July 1990. Since 1989 Ms. Ayres has been Principal of The Environmental Group, an environmental consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was Vice President/Principal of William D. Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988 Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada, and the Western Pacific Islands) of the United States Environmental Protection Agency.

      Harvey F. Brush, 73. Mr. Brush has been a director of the Company since July 1990. Mr. Brush served on an interim basis as President and Chief Operating Officer of the Company from January 25, 1991 until February 19, 1991. Prior to his retirement in 1986, Mr. Brush was for several years the Executive Vice President of Bechtel Group, Inc., a construction company. Mr. Brush will be retiring from the Board at the Annual Meeting, but by unanimous vote of the Board will remain a non-voting Director Emeritus for a period of one year thereafter.

      James Q. Crowe, 44. Mr. Crowe has been a director of the Company since March 1991. Mr. Crowe is Chairman and Chief Executive Officer of MFS Communications Company, Inc., a publicly traded company in which Kiewit holds a majority ownership interest. Prior to assuming his current position in 1991, Mr. Crowe was President of Kiewit Industrial Company, a major subsidiary of Kiewit. Before joining Kiewit Industrial Company in 1986, Mr. Crowe was Group Vice President, Power Group at Morrison-Knudsen Corporation. Mr. Crowe is a director of C-TEC Corporation, a publicly traded company in which Kiewit holds a majority ownership interest.

      Richard K. Davidson, 52. Mr. Davidson was appointed a director of the Company in March 1993. Mr. Davidson has been Chairman and Chief Executive Officer of Union Pacific Railroad since 1991. From 1989 to 1991 he was Executive Vice President-Operations of Union Pacific Railroad, and from 1986 to 1989 he was Vice President-Operations of Union Pacific Railroad. Mr. Davidson is also a director of FirsTier Financial, Inc., Chicago & Northwestern Holdings Corporation and Missouri Pacific Railroad Company.

      Ben Holt, 80. Mr. Holt was elected to the Board in September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer of The Ben Holt Co., an engineering firm located in Pasadena, California, which the Company acquired in September 1993. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and is currently a consultant to the Company.

      Richard R. Jaros, 42. Mr. Jaros has been a director of the Company since March 1991. Mr. Jaros has served as Chairman of the Board since April 19, 1993 and served as President and Chief Operating Officer of the Company from January 8, 1992 to April 19, 1993. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of Kiewit and is currently an Executive Vice President and director of Kiewit. Mr. Jaros serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both of which are publicly traded companies in which Kiewit holds a majority ownership interest. From 1986 to 1990, Mr. Jaros served as a Vice President for Mergers and Acquisitions for Kiewit Holdings, a subsidiary of Kiewit.

      Everett B. Laybourne, 82. Mr. Laybourne has been a director of the Company since May 1988. For many years he served as counsel for a number of major publicly-held corporations. He also presently serves as Vice President and Trustee of The Ralph M. Parsons Foundation and as National Board Chairman of WAIF, Inc. From 1969 to 1988, Mr. Laybourne was senior partner in the law firm of MacDonald, Halsted & Laybourne in Los Angeles, California, whose successor firm was Baker & McKenzie to which he acted for five years in an of counsel capacity. He continues in the practice of law in Los Angeles.

      Daniel J. Murphy, 72. Adm. Murphy, USN (RET.), has been a director of the Company since January 1988. He is Chairman and President of Murphy and Associates, consultants in domestic and foreign affairs. Prior to forming Murphy and Associates in September 1992, Admiral Murphy was Chairman and co-owner of Murphy & Demory, Ltd., a consulting firm in foreign and domestic affairs. Prior to that, Adm. Murphy was the Vice Chairman of Hill & Knowlton Public Affairs Worldwide, in charge of the International Division. Prior to that he was Vice Chairman of Gray & Co., a public relations firm in Washington, D.C. Adm. Murphy will be retiring from the Board at the Annual Meeting, but by unanimous vote of the Board will remain a non-voting Director Emeritus for one year thereafter.

      Herbert L. Oakes, Jr., 47. Mr. Oakes has been a director of the Company since October 1987. In 1982, Mr. Oakes founded and became President of H.L. Oakes & Co., Inc., a corporate advisor and dealer in securities.
From 1988 to the present, Mr. Oakes has served as Managing Director of Oakes, Fitzwilliams, Co., Limited, a member of the Securities and Futures Authority Limited and The London Stock Exchange. Mr. Oakes is a director of Shared Technologies, Inc., Harcor Energy Inc. and New World Power Corporation.

      Walter Scott, Jr., 62. Mr. Scott has been a director of the Company since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of the Company from January 8, 1992 until April 19, 1993. Mr. Scott is Chairman and President of Kiewit, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., FirsTier Financial, Inc., and Valmont Industries, Inc. Mr. Scott also serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both publicly traded companies in which Kiewit holds a majority ownership interest.

      Barton W. Shackelford, 73. Mr. Shackelford has been a director of the Company since June 1986. Mr. Shackelford served as President and a director of Pacific Gas & Electric Company from 1979 until his retirement in 1985. He is a director of Harding Associates, Inc.

      David L. Sokol, 37. Mr. Sokol has been a director of the Company since March 1991 and has served as President and Chief Executive Officer of the Company since April 19, 1993. Mr. Sokol was Chairman, President and Chief Executive Officer of the Company from February 1991 until January 1992. Mr. Sokol was the President and Chief Operating Officer of, and a director of, JWP, Inc., from January 27, 1992 to October 1, 1992 . From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy. From 1983 to November 1990, Mr. Sokol was the President and Chief Executive Officer of Ogden Projects, Inc.

      David E. Wit, 32. Mr. Wit has been a director of the Company since April 1987. He is co-founder and Co-Chief Executive Officer of Logicat, Inc., a software development/publishing firm. Prior to working at Logicat, Inc.
Mr. Wit worked at E.M. Warburg, Pincus & Company, where he analyzed seed-stage financing and technology investments.

                                PROPOSAL 2

           RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Proposal 2 is to ratify the appointment of Deloitte & Touche as the Company's independent auditors.

      The Board, upon the recommendation of the Audit Committee, has unanimously appointed Deloitte & Touche as the independent accounting firm engaged to audit the financial statements of the Company for the 1994 fiscal year. Deloitte & Touche acted in that capacity for the 1993 fiscal year. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires.

      The approval of a majority of the Voting Stock present in person or by proxy at the Annual Meeting is required for approval of Proposal 2. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to vote on Proposal 2. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposal 2.

      The Board unanimously recommends a vote FOR this proposal.

                                PROPOSAL 3

                       EMPLOYEE STOCK PURCHASE PLAN

      Proposal 3 is to adopt and ratify the 1994 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") which was adopted by the Board, and became effective January 1, 1994, subject to Stockholder approval.

      The Board has unanimously approved and recommended to the Stockholders the adoption and ratification of the Employee Stock Purchase Plan. The number of shares available for purchase by employees under the Employee Stock Purchase Plan is limited to an aggregate amount of 750,000 shares. Pursuant to the Employee Stock Purchase Plan all full-time employees of the Company and designated subsidiaries may purchase shares of Company Common Stock at a discount without incurring any tax liability at the time of purchase. The purchase price is set at a discount of 15% from the market price at either the beginning or the end of the six-month purchase period, whichever is lower.
The maximum number of shares an employee may purchase during any six-month purchase period is 500 shares. In addition, the maximum amount of Common Stock that can be purchased per employee per year under the Employee Stock Purchase Plan is limited to shares having a fair market value of $25,000. Shares may be sold at any time; however, shares must be held for two years after the first day of the purchase period in order to qualify for favorable capital gains tax treatment. Section 16 reporting officers must make irrevocable six-month elections in advance of each purchase period in order to participate in the Employee Stock Purchase Plan. The term of the Employee Stock Purchase Plan is through the end of 1996 or such later date as the Board may determine. The Employee Stock Purchase Plan was adopted by the Board and became effective January 1, 1994, subject to Stockholder approval at the Annual Meeting. See "Executive Officer and Director Compensation-1994 Employee Stock Purchase Plan." A copy of the entire text of the Employee Stock Purchase Plan is attached as Exhibit A.

      The fundamental objective of the Employee Stock Purchase Plan is to align the interests of employees and Stockholders by providing an incentive for stock ownership. The Company believes that offering employees the opportunity to make stock purchases under the Employee Stock Purchase Plan also plays an important role in the Company's ability to attract and retain employees of outstanding ability.

      Under the Plan, the Company may make certain changes without amending the Plan, such as modifying the purchase period duration, adjusting the number of shares available for purchase to reflect stock splits, stock dividends and similar changes in the Company's stock, and setting the maximum number of shares that may be purchased in any purchase period.

      The approval of a majority of the Voting Stock present in person or by proxy at the Annual Meeting is required for approval of Proposal 3. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to consider Proposal 3. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposal 3.

      The Board unanimously recommends a vote FOR this proposal.

                                PROPOSAL 4

                    AMENDMENT OF EMPLOYEE OPTION PLAN

      Proposal 4 is to approve and ratify the amendment to the Company's Employee Option Plan.

      The Board has unanimously approved and recommended to the Stockholders an amendment to the Company's Employee Option Plan. The Employee Option Plan provides for options to purchase Common Stock. As of the Record Date, only 25,000 options are available under the Employee Option Plan for grant to employees. The exercise of options granted as part of the Company's incentive compensation awards in December 1993 to employees to purchase an aggregate of 586,000 shares of Common Stock was made subject to this proposed amendment of the Employee Option Plan. The exercise price of the options was 100% of the fair market value of the shares of Common Stock underlying the options on the date of grant. On the Record Date, the closing sales price per share on the New York Stock Exchange was $1778. The proposed amendment provides that the aggregate amount of stock options that may be granted to employees be increased by 1,586,000 shares. If the proposed amendment to the Employee Option Plan is approved by the Stockholders, the 586,000 options granted to employees in December 1993 will become exercisable according to the terms thereof and the aggregate amount of stock options that may be granted to employees after the date of the Annual Meeting will be 1,025,000. See note
7 to the table at "Security Ownership of Significant Stockholders and Management" and "Executive Officer and Director Compensation" below. A copy of the proposed amendment is set forth in Exhibit B.

      The Company believes that the granting of options under the Employee Option Plan plays an important role in the Company's ability to attract and retain employees of outstanding ability. The Board believes that the amendment to the Employee Option Plan to increase the aggregate number of shares that can be granted to employees in the future is necessary to insure that the Company can continue to attract and retain such persons.

      The approval of a majority of the Voting Stock present in person or by proxy at the Annual Meeting is required for approval of Proposal 4. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to consider Proposal 4. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposal 4.

      The Board unanimously recommends a vote FOR this proposal.


                              OTHER MATTERS

      The Board knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting, the proxy-holders will vote proxies granted by Stockholders in accordance with their best judgment.

      SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information with respect to all Stockholders known by the Company to beneficially own more than 5% of either class of the Voting Stock, and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of the Company (and all directors and executive officers of the Company, as a group) of Common Stock. All information is as of March 21, 1994, unless otherwise indicated.

                                           Number of       Percentage of
                                           Shares          Class (1)
                                           Beneficially
                                           Owned (1)

Series C Preferred Stock:
Kiewit Energy Company  1000 Kiewit
Plaza  Omaha, Nebraska 68131                  1,199             100%
Common Stock:
Kiewit Energy Company (2)                16,198,591              37.54%
Merrill Lynch & Co., Inc. (3)             2,249,210               6.54%
The Equitable Companies, Inc. (4)         2,027,182               5.90%
Forstmann-Leff Associates, Inc. (5)       1,829,235               5.32%
Edgar D. Aronson                             47,000                .14%
Judith E. Ayres                              50,000                .15%
Harvey F. Brush                               - 0 -               - 0 -
James Q. Crowe                               10,000                .03%
Richard K. Davidson                          30,000                .09%
Ben Holt                                     97,703                .28%
Richard R. Jaros                            271,641                .78%
Everett B. Laybourne                         17,589                .05%
Daniel J. Murphy                             30,000                .09%
Herbert L. Oakes, Jr. (6)                    61,365                .18%
Walter Scott, Jr                             10,000                .03%
Barton W. Shackelford                         2,660                .01%
David L. Sokol                              394,431               1.13%
David E. Wit (8)                             37,774                .11%
Thomas R. Mason (7)                          55,420                .16%
Steven A. McArthur (7)                       68,416                .20%
Donald M. O'Shei, Sr. (7)                    38,545                .11%
John G. Sylvia (7)                           60,270                .18%
All directors and executive officers
as a group (18 persons)                   1,282,814               3.62%


(1)Includes shares which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Securities Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days.

(2)Includes the 7,436,112 shares of Common Stock Kiewit Energy held on October 29, 1992, the date of Amendment No. 6 to their Schedule 13D, options to purchase an additional 5,500,000 shares of Common Stock and 3,262,479 shares of Common Stock into which the 1,199 shares of Series C Preferred Stock held by Kiewit Energy are convertible.

(3)According to a Schedule 13G filed by such parties in February 1994, includes shares registered in the names of Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Asset Management, L.P.

(4)According to a Schedule 13G filed by such parties in February 1994, includes shares registered in the names of The Equitable Companies Incorporated, Axa Assurances I.A.R.D. Mutuelle, Axa Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and Axa.

(5)According to a Schedule 13G filed by such parties in February 1994, includes shares registered in the name of Forstmann-Leff Associates Inc., FLA Asset Management, Inc. and Stamford Advisors Corp.

(6)Includes 9,093 shares registered in the name of H.L. Oakes & Co., Inc., a company of which Mr. Oakes is a director and of which his wife is a principal stockholder, 4,746 shares owned by Mr. Oakes' wife and 4,996 shares registered to H.L. Oakes, trustee for Harrison Oakes, Mr. Oakes' minor son. Mr. Oakes disclaims beneficial ownership of all of those shares.

(7)Includes the grant of options to purchase Common Stock subject to the approval of Amendment No. 1 to the Employee Option Plan described at "Proposal 4-Amendment to Employee Option Plan" above. The respective amounts included are as follows: Mr. Mason, 528 shares; Mr. McArthur 1,056 shares; Mr. O'Shei 528 shares and Mr. Sylvia, 1,056 shares.

(8)Includes 3,748 shares held jointly with his spouse.

               EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Report

      The Company's executive compensation is determined by the Compensation Committee of the Board. The Compensation Committee usually meets once a year in December, at which time salaries with respect to the next fiscal year, and bonuses with respect to the nearly completed year are determined, as well as recommendations for stock option grants as long-term incentive compensation.


      The Compensation Committee believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified and productive personnel and also to provide meaningful incentives for enhanced productivity and superior performance. It is the policy of the Company that the three components of the Company's total compensation package (salary, bonus and stock options) will be considered in the aggregate in determining the amount of any one component. The Company seeks to reward achievement of long and short-term individual performance goals, viewed in the context of both individual power project and company performance. However, given the unique nature of each independent development project (particularly considering the context of the different legal, regulatory, financial, accounting, tax, political and cultural systems, issues and structures found in various countries in which the Company develops projects internationally) and the resulting flexible adaptation required in the duties and tasks performed by the Company's key executives, the Compensation Committee's criteria for assessing executive performance in any year is inherently subjective and not subject to specific enumeration of factors, relative weighting or formulae calculations. The Company did not specifically use any companies in the same industry (including those listed in the Performance Graph) as a basis for comparison when establishing executive compensation.

      During 1993, the Company's executive compensation included a base salary, a cash bonus and long-term incentive compensation in the form of stock options awarded under the Company's Employee Option Plan, all dependent on subjective evaluations of performance as noted above. The cash bonus compensation of executives is designed to compensate executives for the Compensation Committee's assessment of superior performance and meritorious and diligent individual efforts, and such assessments usually relate to individual and unique projects. The long term incentive option grants are intended to align the interests of employees and Stockholders and thereby to motivate executives as equity owners to contribute at superior levels in the future and to allow them to share in increased value developed for Stockholders generally.

      Our President and Chief Executive Officer, David Sokol, was hired in April 1993. Mr. Sokol had previously served in that position from February 1991 through January 1992 and brought with him a considerable amount of senior management experience, as well as many years of experience in the independent power industry, having founded and served as President and Chief Executive Officer of Ogden Projects, Inc. for eight years as well as his prior successful one year tenure as President and Chief Executive Officer of the Company. In order to induce Mr. Sokol to return to the Company as President and Chief Executive Officer, the Company entered into a three year employment agreement with Mr. Sokol at a base salary of $350,000 per annum, a minimum annual bonus of $75,000 and a grant of 250,000 options at a fair market value exercise price on the date of grant, 100,000 options to vest immediately and the remainder to vest over four years. The employment contract also provides for the payment of two years base salary and minimum bonus in the event of termination without cause.

      At its December 1993 meeting, the Compensation Committee determined to make no increase to Mr. Sokol's base salary but to award Mr. Sokol a cash bonus of $350,000 and recommended that the Stock Option Committee make an option grant to Mr. Sokol of 750,000 options having an exercise price equal to the fair market value on the date of grant, 200,000 options to vest immediately and the remaining 550,000 options to vest in equal monthly increments over six years. In addition, at the December 1993 meeting other executives received salary increases, cash bonuses and recommendations for stock option grants commensurate with the Compensation Committee's subjective assessment of their relative individual performance.

      In reviewing Mr. Sokol's compensation, the Compensation Committee subjectively considered Mr. Sokol's significant contribution to the management of the Company during his eight months in office, including the favorable settlements of the outstanding material construction and transmission litigations involving the Company's Coso Project, the issuance of the Company's 5% convertible subordinated debentures due 2000, the Company's successfully obtaining two power sales contracts for an aggregate 300 MW of geothermal power in the Philippines, the Company's other promising project development activities internationally, record production levels at Coso, the Company's Common Stock listing on the New York Stock Exchange and the acquisition of The Ben Holt Co., to strengthen the Company technically. Mr. Sokol contributed significantly to the Company's current success and the Compensation Committee believed his overall compensation was wholly justified and moreover, expressly approved of by Kiewit Energy, the Company's largest Stockholder (holding approximately 37% of the Company's Voting Stock, on a fully-diluted basis).

      At the December 1993 meeting, the Compensation Committee also noted its deep appreciation for the outstanding efforts of Richard Jaros, the Company's current Chairman, who served as President and Chief Operating Officer during 1992 and a portion of 1993. Mr. Jaros successfully completed the significant restructuring of the Company which commenced in 1991, completed the long-term debt refinancing of the Company's Coso Project and initiated the efforts that eventually led, under Mr. Sokol's direction, to a favorable resolution of material litigation affecting the Coso Project.

      Accordingly, the Compensation Committee determined to recognize Mr. Jaros for his efforts during the first four months of 1993 with a combined cash bonus and severance payment in connection with the mutual termination of his three year contract of $250,000 in the aggregate. In addition, the Compensation Committee determined that commencing in 1994, Mr. Jaros, as Chairman of the Board would receive a $25,000 annual retainer fee instead of the $15,000 annual retainer fee paid to other outside directors.

                          Compensation Committee
                               Harvey Brush
                               James Crowe
                            Everett Laybourne
                            Barton Shackelford
                                David Wit

Performance Graph

      The following performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

      The following graph compares the yearly percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return assuming reinvestment of dividends of (1) the S&P 400 Index, (2) the S&P Utilities Index and (3) an index of comparable peer issuers constructed by the Company. The index of comparable peer issuers is composed of AES Corp., Destec Energy Inc., Magma Power Co. and Ogden Projects Inc. during the periods that each company has been publicly traded.

[ Insert Chart - To come ]

Summary Compensation Table

      The following table sets forth the compensation of the Company's five most highly compensated executive officers who were employed as of the last day in 1993, as well as for Richard R. Jaros, the Company's current Chairman who served as President and Chief Operating Officer during a portion of 1993. Information is provided regarding these individuals for the last three fiscal years during which they were executive officers of the Company, if applicable.



                                                                                                  Securities       All Other
                                                                             Other Annual         Underlying      Compensation
Name and                        Year Ended       Salary        Bonus         Compensation          Options        (402(k) Plan
Principal Positions            December 31,       ($)           ($)              ($)                 (#)          Contributions)

Richard R. Jaros (1)             1993          209,038        250,000            N/A                    0             3,208
Past President and               1992          269,888        175,000                             410,000             3,038
Chief Operating Officer


David L. Sokol (2)               1993          246,794        350,000            N/A            1,000,000             2,800
President and Chief Executive    1992           27,083          4,167                                   0                 0
Officer                          1991          288,933        250,000                                   0             3,242



Thomas R. Mason (3)              1993         164,359          30,000             N/A                5,000            3,398
Senior Vice President            1992         155,447          50,000                               25,000            3,318
                                 1991          91,042          40,000                               60,000            2,425


Steven A. McArthur (4)           1993         156,538          70,000              N/A              10,000            3,398
Senior Vice President,           1992         150,000          40,000                               20,000            3,215
General Counsel and Secretary    1991         129,968          30,000                               60,000            3,120



Donald M. O'Shei, Sr. (5)        1993         160,000          50,000               N/A             5,000              3,398
Vice President                   1992         105,102          40,000                              20,000              1,500
                                 1991         135,000                                                                  3,243


John G. Sylvia (6)               1993         130,449          45,000                N/A            10,000             2,216
Vice President,                  1992         125,000          40,000                               15,000             1,451
Chief Financial Officer          1991         122,917          40,000                               20,000             1,998
and Treasurer

- --------------------------
(1)Mr. Jaros' compensation is for the period beginning January 8, 1992, the date he commenced employment with the Company and ending on April 19, 1993, the date of his termination of employment. The amount listed under the Bonus column represents a combined 1993 bonus amount and a severance payment in connection with the mutual termination of Mr. Jaros' three year employment contract.

(2)Mr. Sokol's compensation is for the period beginning February 18, 1991, the date he commenced employment with the Company and ending on January 8, 1992, the date of his termination of employment. Mr. Sokol rejoined the Company on April 19, 1993.

(3)Mr. Mason's compensation is for the period beginning March 18, 1991, the date he commenced employment with the Company.

(4)Mr. McArthur's compensation is for the period beginning February 14, 1991, the date he commenced employment with the Company.

(5)Mr. O'Shei left the employment of the Company in September of 1991 and rejoined the Company in August of 1992. From September 1991 to August 1992 Mr. O'Shei performed consulting services to the Company. Accordingly, the 1992 and 1991 Salary entries include payments for such consulting as well as salary.

(6)Mr. Sylvia became an executive officer in February of 1991. The compensation shown is for all of 1991.


Option Grants in Last Fiscal Year

The following table sets forth options granted to each of the named executive officers of the Company during 1993:

                                                                                                            Potential Realized
                                                                                                            Value at Assumed
                                                                                                            Annual Rates of Stock
                                                                                                            Price Appreciation
                                                                                                             for Option Term (1)
                            Individual Grants                                                               -------------------
                             Options Granted         % of Total Options     Exercise
                               and Date of          Granted to Employees      Price       Expiration         5%          10%
   Name                         Grant (#)              In Fiscal Year       ($/Share)       Date            ($)          ($)
- --------------              ----------------        -------------------     ---------    -----------     ---------   ----------
David L. Sokol               4/4/93-250,000(2)             19.7%              $18.50       4/3/2003      2,908,638    7,371,059
                            12/9/93-750,000(3)             59.0%              $19.00      12/8/2003      8,961,748   22,710,830
Thomas R. Mason             12/9/93-  5,000(4)               .4%              $19.00      12/8/2003         59,745      151,406
Steven A. McArthur          12/9/93-10,000(5)                .8%              $19.00      12/8/2003        119,490      302,811
Donald M. O'Shei, Sr.       12/9/93-5,000(6)                 .4%              $19.00      12/8/2003         59,745      151,406
John G. Sylvia              12/9/93-10,000(7)                .8%              $19.00      12/8/2003        119,490      302,811

- ---------------------
(1)As required by the Securities and Exchange Commission ("SEC"), potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock. The total of all stock options granted to employees, including executive officers, during fiscal 1993 was approximately 3.59% of total shares outstanding during the year. Accordingly, the potential value of such options for all optionees under the prescribed assumptions is approximately 3.59% of the potential realizable value of all shareholders for the same period under the same assumptions. As an alternative to the assumed potential realizable values stated above, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options and that all assumptions as to annualized appreciation rates are inherently speculative.

(2)100,000 shares exercisable immediately and 3,125 shares exercisable per month commencing on April 30, 1993.

(3)200,064 shares exercisable immediately and 7,638 shares exercisable per month commencing on December 31, 1993.

(4)8 shares exercisable immediately and 104 shares exercisable per month commencing on December 31, 1993.

(5)16 shares exercisable immediately and 208 shares exercisable per month commencing on December 31, 1993.

(6)8 shares exercisable immediately and 104 shares exercisable per month commencing on December 31, 1993.

(7)16 shares exercisable immediately and 208 shares exercisable per month commencing on December 31, 1993.


             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTION VALUES

   The following table sets forth the option exercises and the value of in-the-money unexercised options held by each of the named executive officers of the Company at December 31, 1993, calculated as being equal to the difference between the exercise price of the options and the closing price of the Company's Common Stock on the New York Stock Exchange of $18.50 per share on December 31, 1993.


                                                                                                 Value of Unexercised
                                                                   Number of Unexercised         In-the-Money Options
                             Shares Acquired       Value           Options Held at FY End              at FY End
Name                          on Exercise        Realized        Exercisable    Unexercisable  Exercisable   Unexercisable
- ----------------            -----------------    --------        -----------    -------------  -----------   -------------
Richard R. Jaros                  -                 -              225,625        184,375       $861,950       $636,250

David L. Sokol                    -                 -              335,827        664,173       $      0       $      0

Thomas R. Mason                   -                 -               37,665        52,335        $169,424       $193,026

Steven A. McArthur                -                 -               60,880        29,120        $295,308       $ 54,592

Donald M. O'Shei, Sr.     3-04-93 10,000        $131,250            35,946        18,616        $337,275       $ 56,487
                          8-30-93  3,000        $ 33,030
                          9-13-93  2,000        $ 22,520

John G. Sylvia                   -                  -               48,482        30,264        $546,300       $ 62,591


Compensation of Directors

   For 1994, directors who are not employees of the Company will be paid an annual retainer fee of $15,000 ($25,000 in the case of the Chairman of the Board) and a fee of $500 per day for attendance at Board and Committee meetings. Directors who are employees of the Company will not receive such fees. All directors are reimbursed for their expenses incurred in attending Board meetings.

Description of Amended and Restated 1986 Stock Option Plan

   The Employee Option Plan permits the issuance of Common Stock pursuant to grants of incentive stock options ("ISOs") and non-qualified stock options ("NSOs") to selected employees, including officers and directors of the Company, designated by the Compensation Committee. Under the Employee Option Plan, NSOs may also be granted to non-employee directors, independent contractors or consultants to the Company.

   The Employee Option Plan is administered by a committee of disinterested directors appointed by the Board. Members of the committee are not eligible for the discretionary grant of options under the Employee Option Plan, but instead receive an automatic annual grant of an NSO to purchase 100 shares of Common Stock at a price equal to 100% of the fair market value of the Common Stock on the date the NSO is granted.

   The exercise price of ISOs granted under the Employee Option Plan may not be less than 100% of, and the exercise price of NSOs granted under the Employee Option Plan may not be less than 85% of, the fair market value of the Common Stock on the date of the grant. The exercise price of any ISO granted to any holder of more than 10% of the Company's Voting Stock must be at least equal to 110% of fair market value on the grant date. Options granted under the Employee Option Plan may have terms of up to ten years and are exercisable in one or more installments as determined by the Board. Some or all shares of Common Stock may be purchased upon exercise of options under the Employee Option Plan only after such shares have become fully exercisable and nonforfeitable under the vesting provisions of the option agreement and other terms and conditions of the Employee Option Plan.

   Common Stock acquired pursuant to the exercise of an option can be paid for in cash, or, subject to approval by the Committee, any one or a combination of the following methods: (i) by surrendering shares of Common Stock to the Company, if the individual is a former employee of the Company and has owned the shares to be surrendered for at least six months, (ii) by directing the Company to withhold a number of shares of Common Stock from the option if the individual is a former employee and has held the option for at least six months, or (iii) by a promissory note.

   Outstanding options will become immediately vested and exercisable upon the occurrence of any of the following events (unless the agreement governing the event provides for the assumption of outstanding options): (i) approval by the Board of a dissolution of the Company or a merger or consolidation of the Company where the Company is not the surviving corporation, (ii) the sale of all or substantially all of the assets of the Company, or (iii) a change in control of more than 50% of the outstanding shares of all classes of stock of the Company.

   All of the options granted to date under the existing Employee Option Plan have a term of not more than ten years. If Proposal 4 is approved, stock options exercisable for a total of 1,025,000 shares of Common Stock will be available for future grant to employees under the Employee Option Plan. The existing Employee Option Plan terminates April 3, 1996.

   The following table sets forth information with respect to all options to purchase Common Stock which were granted to certain executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all current employees as a group, during the last fiscal year the exercise of which are subject to Stockholder approval and ratification of Proposal 4. The number of shares underlying options reflected in the following table are already included in the tables set forth on pages 12, 13 and 14 above.

               Amended and Restated 1986 Stock Option Plan


                                           Dollar    Number of
                                           Value     Shares
                                           ($)(1)    Underlying
                                                     Options(2)(3)

Mr. Sokol...............................   N/A         400,000
Mr. Sylvia..............................   N/A          10,000
Mr. McArthur............................   N/A          10,000
Mr. O'Shei..............................   N/A           5,000
Mr. Mason...............................   N/A           5,000
All current executive officers,
as a group  (5 persons).................   N/A         430,000
All current directors who are not
executive officers, as a group
(13 persons)............................  N/A                0
All current employees as a group
(other than current executive
officers,persons).......................  N/A          156,000

(1)The benefits on amounts that will be received by the participants under the Employee Option Plan cannot be calculated, as they are dependent upon the increase in the market price of the Company's Common Stock.

(2)Grants of options to employees to purchase 586,000 shares of Common Stock are subject to approval by the Stockholders of the proposal described above at "Proposal 4-Amendment of Employee Option Plan."

(3)The number of shares of Common Stock underlying the options listed in this table are redundant of the number of shares underlying options in the tables set forth on pages 12, 13 and 14.

   The following brief description of the tax consequences of stock options granted under the Employee Option Plan is based on present federal tax laws and the regulations and does not purport to be a complete description of the federal income tax aspects of the Employee Option Plan. Neither the optionee nor the Company will incur any federal tax consequences as a result of the grant of a stock option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount. The tax treatment of the disposition of shares acquired by the exercise of a stock option granted under the Employee Option Plan depends on how long the shares have been held and whether such shares were acquired by exercising an ISO or an NSO. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of Shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

   The Company will file the necessary registration statement on Form S-8 under the Securities Act of 1933 to register the shares of Common Stock underlying the increased number of options as proposed upon approval of Proposal 4 by the Stockholders.

1994 Employee Stock Purchase Plan

   As set forth in Proposal 3, the Board has recommended approval of the Employee Stock Purchase Plan. The following is a brief summary of the tax consequences and benefits under the Employee Stock Purchase Plan.

   The Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and each eligible employee's right to purchase shares under the Employee Stock Purchase Plan is taxed in accordance with Sections 421 and 423 of the Code and the regulations issued thereunder.

   The following summary of the effect of federal income taxation upon the employee and the Company with respect to participants in the Employee Stock Purchase Plan does not purport to be complete and reference is made to the applicable provisions of the Code.

      1. If the provisions of Section 423 are met, the employee will not realize taxable income either at the time of election to participate in the Employee Stock Purchase Plan or at the time the employee purchases shares pursuant to the Plan.

      2. If the employee disposes of shares of Common Stock after the later of two years after the election to participate or one year from the date of receipt of the stock pursuant to the election, then upon such disposition the employee will recognize as ordinary income an amount equal to the lesser of: (a) the excess of the fair market value of the shares of Common Stock on the date of disposition over the amount the employee paid for the shares under the Employee Stock Purchase Plan; or (b) the excess of the fair market value of the shares at the time of election to participate over the purchase price under the Employee Stock Purchase Plan price. The employee will also recognize a long-term capital gain or loss in an amount equal to the difference between (i) the amount realized upon the sale of the Common Stock and (ii) the sum of the amount the employee paid for the shares plus the amount, if any, taxed to the employee as ordinary income under (a) or (b) above.

      3. If the employee disposes of shares of Common Stock before the later of two years after the election to participate or one year from the date of receipt of the stock pursuant to the Employee Stock Purchase Plan, then upon this disposition the employee will recognize as ordinary income an amount equal to the excess of the fair market value of the shares of Common Stock on the date of receipt of the stock over the amount the employee paid for the shares. The employee will also recognize a capital gain or loss in an amount equal to the difference between (i) the amount realized upon the sale of the shares of Common Stock and (ii) the sum of the amount the employee paid for the shares plus the amount, if any, taxed to the employee as ordinary income. If the employee holds the shares for more than one year, this gain or loss will be a long-term capital gain or loss.

      4. Generally, the Company will not receive any deduction for federal income tax purposes with respect to the opportunity to purchase shares or the shares of Common Stock issued under the Employee Stock Purchase Plan. If, however, the employee disposes of stock acquired under the Employee Stock Purchase Plan before the later of two years after the employee's election to participate or one year from the date of the transfer of the stock to the employee, the Company will be entitled to a deduction in an amount equal to the amount which is considered ordinary income to the employee.

   The benefits or amounts that will be received by the participants under the Employee Stock Purchase Plan cannot be presently calculated, as they are dependent on each individual's decision regarding the amount of stock to be purchased and on the price at which the stock is purchased under the Employee Stock Purchase Plan.

   On February 4, 1994 the Company filed a registration statement on Form S-8 under the Securities Act of 1933 to register 750,000 shares of Common Stock to support the Employee Stock Purchase Plan.

Termination of Employment Arrangements

   The Company has agreed, under certain conditions, to continue to pay Mr. O'Shei his base salary through July 1, 1994 if his employment is terminated prior to such time other than for cause. Under the terms of his employment contract, Mr. Sokol is entitled to receive two times his base salary and minimum bonus in the event of the termination of his employment by the Company other than for cause. If such persons were terminated without cause, the following amounts would be currently payable: $46,667 (Mr. O'Shei) and $850,000 (Mr. Sokol).

                  CERTAIN TRANSACTIONS AND RELATIONSHIPS

Transactions with Kiewit and its Affiliates

   Stock Purchase and Related Agreements

   The Company and Kiewit Energy are parties to a stock purchase agreement and related agreements, dated as of February 18, 1991, pursuant to which Kiewit Energy purchased 4,000,000 shares of Common Stock at $7.25 per share and received options to buy 3,000,000 shares of Common Stock at a price of $9.00 per share exercisable over three years, and an additional 3,000,000 shares of Common Stock at a price of $12.00 per share exercisable over five years (subject to customary adjustments).

   In connection with such stock purchase, the Company and Kiewit Energy also entered into certain other agreements pursuant to which, among other things,
(i) Kiewit Energy and its affiliates agreed, subject to certain conditions, not to acquire more than 34% of the outstanding Common Stock (the "Standstill Percentage") for a five-year period, (ii) Kiewit Energy became entitled to nominate at least three of the Company's directors, (iii) Kiewit Energy agreed that Kiewit and its affiliates would present to the Company any opportunity to acquire, develop, operate or own a geothermal resource or geothermal power plant, and (iv) the Company and Kiewit Energy agreed to used their best efforts to negotiate and execute a definitive joint venture agreement relating to the development of certain geothermal properties in Nevada and Utah. Messrs. Crowe, Jaros and Scott are the current Board nominees of Kiewit Energy.

   On June 19, 1991, the Board approved a number of amendments to the stock purchase agreement and the related agreements. Pursuant to such amendments, the Company reacquired from Kiewit Energy the rights to develop the Nevada and Utah properties, and Kiewit Energy agreed to exercise options to acquire 1,500,000 shares of Common Stock at $9.00 per share, providing the Company with $13.5 million in cash. The Company also extended the term of the $9.00 and $12.00 options to seven years, modified certain of the other terms of these options, granted to Kiewit Energy an option to acquire an additional 1,000,000 shares of the outstanding Common Stock at a price of $11.625 per share exercisable over ten years (the closing price for the shares on the American Stock Exchange on June 18, 1991), and increased the Standstill Percentage from 34% to 49%.

   Joint Venture Agreements

   The Company entered into a joint venture agreement with two subsidiaries of Kiewit, Kiewit Diversified Group, Inc. and Kiewit Construction Group, Inc., on December 14, 1993. The agreement provides a framework for the joint development of power projects located in the Philippines, Indonesia and countries outside the region covered by the joint venture agreement between the Company and Distral, S.A. (which is the Caribbean, South America and that part of Central America south of Mexico).

   Gilbert Industrial

   Commencing in 1991, Gilbert Industrial Corporation ("Gilbert"), a wholly-owned subsidiary of Kiewit, constructed modifications to the geothermal power production facility owned by a partnership in which the Company holds a 48% interest. Through the year ended December 31, 1993, the Company's portion of amounts paid by the partnership to Gilbert under this contract was approximately $3.6 million.

   Aircraft Lease

   The Company is subleasing to Midwest Aviation, a division of a subsidiary of Kiewit, an airplane leased by the Company from an unaffiliated third-party aircraft lessor (the "Lessor"). The Company pays monthly lease payments of $38,669 to the Lessor. Midwest Aviation, in turn, pays monthly sublease payments of $25,000 to the Company. Both the lease and the sublease terminate on July 31, 1995. Upon termination of the lease, the Company has the right to purchase the aircraft; Midwest Aviation, in turn, has the right to purchase the aircraft from the Company for the price paid by the Company.

   The Company believes that the terms of the construction contracts and sublease described above are comparable to terms that would be obtained in similar transactions with unaffiliated third parties.

   Certain Relationships

   Mr. Scott, a director of the Company, is also the Chairman and President of Kiewit and owns Kiewit stock. Mr. Crowe, a director of the Company, is the Chairman and President of MFS Communications Company, Inc., a subsidiary of Kiewit and owns Kiewit's common stock. Mr. Jaros, the Chairman and a director of the Company, is an officer and director of Kiewit and also owns Kiewit's common stock.

   Mr. Holt, a director of the Company, provides consulting and other services to the Company for an annual fee of $75,000 pursuant to the terms of a consulting agreement which expires in 1998. The Company believes the terms of this agreement are comparable to those in similar transactions with unaffiliated third parties.

Certain Transactions and Relationships with Others

   The Company retained the law firm of Baker & McKenzie in 1993. Everett B. Laybourne, a director, was of counsel to the Los Angeles office of Baker & McKenzie until August 1993. The Company paid to Baker & McKenzie a total of approximately $615,636 in legal fees in 1993. The Company believes that the fees payable to Baker & McKenzie are comparable to fees that would be payable in similar transactions with unaffiliated third parties.

                          STOCKHOLDER PROPOSALS

   Any proposal which a stockholder intends to present at the 1995 annual meeting of Stockholders must be received by the Company no later than November 25, 1994 in order to be considered for inclusion in the proxy statement relating to such meeting. Any such proposals should be directed to the Secretary, California Energy Company, Inc., 10831 Old Mill Road, Omaha, Nebraska 68154.

                              By Order of the Board of Directors

                              /s/ Richard R. Jaros

                              Richard R.  Jaros
                              Chairman of the Board

March 25, 1994
Omaha, Nebraska